UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 7, 2006

LIZ CLAIBORNE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-10689	13-2842791
(State or other	(Commission file number)	(I.R.S. Employer
jurisdiction of		Identification No.)
incorporation)

1441 Broadway, New York, New York, 10018
(Address of Principal Executive Offices)

Registrant's Telephone Number, Including Area Code: (212) 354-4900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.05. COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES.

On February 7, 2006, Liz Claiborne, Inc. announced that it is streamlining its operations and redeploying resources to more efficiently manage its multi-brand and multi-channel portfolio, more closely align its business with customer and consumer needs, and better capitalize on the compelling growth opportunities across a number of its brands.

The Company expects to take charges related to this initiative totaling approximately $60 million, the majority of which will occur in the first half of 2006. Approximately $6 million of these charges are expected to be non-cash. In addition, the Company expects a net reduction of approximately 500 positions, or about 4% of its global work force, with significant staff reductions at the more senior levels of the organization. The Company also intends to rationalize select distribution facilities and office space as well as close or repurpose approximately 20 retail stores.

The Company’s analysis is preliminary and therefore subject to change. The Company will provide further details regarding its streamlining initiatives, along with updated 2006 guidance, when it releases fourth quarter and full year 2005 results on March 1, 2006.

A copy of the press release issued by the Company on February 7, 2006, announcing the changes described above, is attached hereto as Exhibit 99.1, and is incorporated herein by reference.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(c) Exhibits

Exhibit No.	Description
99.1	Press Release dated February 7, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIZ CLAIBORNE, INC.

Dated: February 13, 2006	By:	/s/ Nicholas Rubino
	Name:	Nicholas Rubino
	Title:	Vice President, Deputy General Counsel and Secretary

EXHIBIT LISTING

Exhibit No.	Description
99.1	Press Release dated February 7, 2006.